EXHIBIT 99.5

                       [CHARLES WEBB & COMPANY LETTERHEAD]


To Members and Friends of
Dearborn Savings Association, F.A.


Charles Webb & Company, a member of the National Association of Securities Dealers, Inc. ("NASD"), is assisting Dearborn Savings Association, F.A. (the "Association") and Vision Bancorp, Inc., (the "Company") with their reorganization into the stock holding company structure with its concurrent offering of shares of Common Stock.

At the request of the Company, we are enclosing materials explaining this process and your opportunity to invest in shares of the Company's Common
Stock being offered to customers, existing stockholders and the community through XXXXXXX XX, 1996. Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center at 118 Walnut Street, Lawrenceburg, Indiana or feel free to call the Stock Information Center at (812) XXX-XXXX.


Very truly yours,


Charles Webb & Company

                 (RECEIPT OF ORDER LETTER - DEARBORN LETTERHEAD)


Date

Name
Address                                              Tax I.D. Number XXX-XX-XXX
City, State, Zip

                                Receipt of Order

This letter is to acknowledge receipt of your order to purchase stock offered by Dearborn Savings Association. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned a prioritized category described below. Acceptance of your order will be subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the Prospectus.

Our records indicate the following:

                  Number of Shares Ordered:          ______

                  Purchase Price Per Share:          $10.00

                  Total Order Amount:                $_____

                  Date Order Received:                __/__/__

                  Category Assigned:

                  Category Description
                  --------------------

                  1.  Eligible Account Holders as of March 31, 1995

                  2.  Employee Stock Ownership Plan (ESOP)

                  3.  Supplemental Eligible Account Holders as of
                      September 30, 1996

                  4.  Other Members as of Voting Record Date

                  5. Directors, Officers and Employees of the Mutual Holding Company and Bank

                  6.  Shareholders

                  7. Local Community Members who reside in Dearborn county in Indiana.

                  8.  General Public

If this does not agree with your records or if you have any questions, please call our Stock Information Center at (812) xxx-xxxx. Thank you for your order.

Sincerely,


Donald C. Siemers
President and Chief Executive Officer

XXXXXX XX, 1996


Dear Friend:

         We are pleased to inform you that the Boards of Directors of Dearborn Savings Association, F.A. (the "Association") and Dearborn Mutual Holding Company (the "Mutual Association") have adopted a Plan of Conversion and Reorganization (the "Plan of Conversion"). The Association has organized Vision Bancorp, Inc., (the "Company") which will own all of the Association's stock. Pursuant to the Plan of Conversion, the existing shareholders of the Association (other than the MHC) will be issued shares of the Mutual Association's Common Stock in exchange for their shares of Association Common Stock (the "Share Exchange"). The Share Exchange will result in those shareholders owning in the aggregate the same percent of the Mutual Association as they owned in the Association. In addition to the shares of Company stock to be issued in the Share Exchange, the Company is also offering up to XXXXXX shares of Common Stock to the Mutual Association's members, the Association's stockholders and members of the public. Consummation of the Plan of Conversion is subject to (i) the approval of the members of the Mutual Association, (ii) the approval of the stockholders of the Association, and (iii) various regulatory approvals.

         Because we believe you may be interested in learning more about the merits of Vision Bancorp, Inc.'s common stock as an investment, we are sending you the following materials which describe the stock offering.

         PROSPECTUS: This document provides detailed information about operations at the Association and the proposed stock offering.

         QUESTIONS AND ANSWERS: Key questions and answers about the stock offering are found in this pamphlet.

         STOCK ORDER FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is XXX p.m., XXXXX XX, 1996.

         CERTIFICATION FORM: This form must be completed and returned with the stock order form in the enclosed business reply envelope if you wish to purchase stock.

         As a friend of Dearborn Savings Association, you will have the opportunity to buy stock directly from Dearborn Mutual Holding Company without commission or fee. The Board of Directors and senior management of the Association support the stock offering.

If you have additional questions regarding the Conversion and stock offering, please call us at (812) xxx-xxxx, Monday through Friday from x:00 a.m. to x:00 p.m. or stop by the Stock Information Center at 118 Walnut Street, Lawrenceburg, Indiana.


Sincerely,


Donald C. Siemers
President and Chief Executive Officer

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

        [OVERSUBSCRIPTION LETTER-CHECK, VISION BANCORP, INC. LETTERHEAD]




                                  XXXX XX, 1996

Dear Subscriber:

I want to thank you for your interest in Vision Bancorp, Inc. common shares. We are extremely proud of the overwhelming support we received from our customers and the community as we successfully completed the sale of 000,000 shares of common stock.

However, due to the oversubscription of our common shares during the Subscription Offering, we regret we were unable to fill a portion of your order. Enclosed is a refund check for the amount of your order we were unable to fill plus interest. The stock certificates for the balance of your order are being sent to you directly from our transfer agent, [Name of Transfer Agent].

If you continue to be interested in acquiring common shares of Vision Bancorp, Inc., the following brokerage firms have indicated their intent to make a market in our stock. You may contact any of them for assistance.


                             [List of Market Makers]


Again, thank you for your interest. If you have any questions, please do not hesitate to contact me.


                                      Sincerely,


                                      Donald C. Siemers
                                      President and Chief Executive Officer

XXXXXXX XX, 1996


Dear Stockholder:

         It is my pleasure to welcome you as a stockholder of Vision Bancorp, Inc. the newly formed holding company for Dearborn Savings Association. We are extremely proud of the overwhelming support we received from our customers and the community as we successfully completed the sale of 0,000,000 common shares.

         In connection with the formation of Vision Bancorp, Inc., the outstanding shares of common stock of Dearborn Savings Association will be canceled and converted into common shares of Vision Bancorp, Inc. pursuant to a ratio of 0.0000 shares for every one (0) share of Dearborn Savings Association. This will result in exchange shares of 000,000. Vision Bancorp, Inc. will now have 0,000,000 common shares outstanding.

         Your new stock certificate is enclosed and should be kept in a safe place. Please take a moment to be sure the name(s), number of shares, and mailing address are correct.

         We have selected Registrar and Transfer Company to serve as our Transfer Agent and Registrar. If there is an error on your stock certificate, if your address changes, or if at any time you want to change the registration of your certificate, you should contact Registrar and Transfer at the address listed below:

                         Registrar and Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07016
                                 (800) 368-5948

         If you need to send the original certificate to the Transfer Agent to be reissued for any reason, please send the certificate registered mail. Lost or destroyed certificates can be replaced, but an indemnity bond will be required to replace the certificate.

         Please be advised that Vision Bancorp, Inc., will be traded under the symbol VIBA on the Nasdaq SmallCap Market. Should you be interested in purchasing additional shares or selling your shares of Vision Bancorp, Inc., the attached page lists brokerage firms that have indicated their intent to make a market in our stock. You may contact any of them for assistance.

xxxxxx xx, 1996
Page 2



         If you purchased your shares with a check or cash, you will receive a check for payment of the interest earned on those funds in a separate mailing. If you purchased your shares using your Dearborn Savings Association account, the funds will be withdrawn on xxxxxx xx, 1996.

         On behalf of Vision Bancorp, Inc., Dearborn Savings Association, their Boards of Directors and employees, we look forward to the opportunities now ahead of us and pledge our best efforts to make your investment a profitable one.



Sincerely,


Donald C. Siemers
President and Chief Executive Officer

North Central Bancshares, Inc., market makers as of xxxxxx xx, 1996:



The Chicago Corporation                      Mayer & Schweitzer, Inc.
Russ Feltes                                  Kevin McKeon
208 South LaSalle Street                     111 Pavonia Avenue East
Chicago, IL  60604                           Jersey City, NJ  07310
(800) 621-0686                               (212) 804-3354

Friedman, Billings, Ramsey &                 Gruntal & Co., Inc.
Company, Inc.                                Richard Schlesinger
Martin Friedman                              1000 Northern Blvd.
Potomac Tower                                Great Neck, NY  11021
1001 19th Street North                       (800) 223-6813
Arlington, VA  22209
(703) 312-9525

Herzog, Heine, Geduld, Inc.                  Oppenheimer & Co.
Bill Barrett                                 Kurt Thompson
26 Broadway                                  311 South Wacker Street
New York, NY  10004                          Chicago, IL  60606
(212) 908-4100                               (312) 360-5500

        [CLOSING LETTER, DEARBORN SAVINGS ASSOCIATION, F.A. LETTERHEAD]




                                                     xxxxxx xx, 1996

Dear Subscriber:

I want to thank you for your interest in Vision Bancorp, Inc. common shares. We are extremely proud of the overwhelming support we received from our customers and the community as we successfully completed the sale of ___________ shares of common stock.

However, due to the oversubscription of our common shares during the Subscription Offering, we regret we were unable to fill either a portion of your order or the entire order. Enclosed is a refund check for the amount of your order we were unable to fill plus interest. If you are receiving a partial refund, the stock certificates for the balance of your order are being sent to you directly from our transfer agent, Registrar and Transfer Company

If you are still interested in acquiring common shares of Vision Bancorp, Inc., the following brokerage firms have indicated their intent to make a market in our stock. You may contact any of them for assistance.


                             [List of Market Makers]


Again, thank you for your interest. If you have any questions, please do not hesitate to contact me.

                                        Sincerely,


                                        Donald C. Siemers
                                        President and Chief Executive Officer